Exhibit 99.1

New Oriental Energy & Chemical Corporation Announces New DME Contracts With Several Industry Leading Distributors

New Contracts Represent Approximately $4.3 Million in Future Quarterly Revenue; Additional DME Capacity Set to Contribute Ahead of Previous Schedule

NEW YORK, NY--(MARKET WIRE)--Sep 6, 2007 -- New Oriental Energy & Chemical Corp. (NasdaqCM:NOEC - News), a specialty chemical and emerging alternative fuel manufacturer in The People's Republic of China (PRC), today announced the Company has secured several new DME contracts while commencing production of the Company's new DME facility ahead of schedule.

As part of the Company's increase in DME capacity from 50,000 tons of annual production capacity to 150,000 tons, management has been actively building a pipeline of new contracts with major distributors in the region. The Company has been awarded a total of $4.3 million in new monthly contracts which is expected to begin contributing to revenue in the second fiscal quarter of this year. To December 2007, 90% of the total output had been pre-ordered by the customers. New customers include Xin-Ao Group, Jing-Zhou-Long Teng Group and Luo-Yang-Er-Yun. These orders represent initial purchase commitments and management expects to solicit both follow on orders from these customers in addition to new perspective distribution agreements in the near term.

To meet this demand, management has begun to utilize the additional 100,000 tons of capacity beginning in August, ahead of the previously stated September launch. DME production in August was estimated to be approximately 8,000 tons and is expected to increase to 10,000 tons per month by the end of September. Going forward, management will look to increase monthly DME production capacity to approximately 10,500 tons of DME output which under an ideal operating capacity scenario would equate to approximately $57 million in full year revenue at current market prices.

Demand for DME remains strong given the measurable discount in price in relation to liquid petroleum gas (LPG) for use in home heating and cooking and to diesel for commercial and residential vehicles. In addition to the lower cost, DME holds many other significant benefits such as reduced emissions, increased energy efficiency and ease of use.

"We are pleased to report that we are ahead of schedule in launching production of our new DME facility while securing new orders to ensure the highest utilization of our assets," commented Mr. Chen Si Qiang, the Company's Chief Executive Officer. "With our move to 150,000 tons of available DME capacity we believe we are one of the largest producers in China. Given the Country's insatiable appetite towards energy consumption and a desire to reduce dependency on foreign oil by the Central Government in addition to mounting environmental concerns we believe New Oriental is well positioned to capture a large percentage of this future growing business as DME gains momentum in the market. We look forward to showing traction on these initiatives when we report our second quarter results in mid November," concluded Mr. Qiang.

About New Oriental Energy & Chemical Corp.

New Oriental Energy & Chemical Corp. is an emerging alternative fuel and specialty chemical manufacturer based in Henan Province, China. The Company is focused on the production of Dimethyl ether (DME), methanol and fertilizer products, and the Company expects to begin production of bio-diesel within the next year. The Company sells its products primarily through a network of distribution partners.

Safe Harbor Statement:

This press release contains forward-looking statements concerning Sports Source, Inc. and New Oriental Energy. The actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology or product techniques, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. New Oriental Energy & Chemical Corp. undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

Contact:

Contact:
New Oriental Energy & Chemical Corp.
Mr. Wang Gui Quan
President
Xicheng Industrial Zone of Luoshan, Xinyang
Henan Province, The People's Republic of China
Tel: (011-86) 376-2169211
Fax: (011-86) 376-6818152

For Investors:
Matthew Hayden
HC International, Inc.
matt@haydenir.com
Ph: (858) 704-5065

Mark Millar
East West Network Group
mmeastwest@hotmail.com
Ph: (770) 436-7429